Exhibit 99.2


OPERATOR
Good day and welcome, everyone, to the Multimedia Games Third Quarter Fiscal Year 2003 Conference Call and Webcast. This call is being recorded, and will be available for replay by dialing 888-203-1112 (U.S.) or 719-457-0820 (international) and entering the pass code of 565944. With us today from the Company is the President and Chief Executive Officer, Mr. Clifton E. Lind, the Chief Financial Officer, Mr. Craig S. Nouis, and Director of Investor Relations, Miss Julia Spencer. Once today's presentations are complete, we will conduct a question and answer session. At this time, I would like to turn the call over to Mr. Clifton Lind. Please go ahead, sir.

CLIFTON LIND
Thank you, operator. Welcome to Multimedia Games' Fiscal 2003, Third Quarter conference call. On the call with me today is Craig Nouis, our CFO. Before we get to the heart of the call, Julia Spencer, our Manager of Investor Relations, will present a few cautionary comments.

JULIA SPENCER
Thank you, Clifton. I need to remind everyone that today's call and simultaneous webcast may include forward-looking statements within the meaning of applicable securities law. These statements represent our judgment concerning the future, and are subject to risks and uncertainties that could cause our actual operating results and financial conditions to differ materially from those expected. Please refer to the "Risk Factors" section of our most recent SEC filings. Today's call and webcast may include non-GAAP financial measures within the meaning of SEC Regulation G. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found on our website, www.multimediagames.com, in the Investor Relations section. I will now turn the call back to Clifton.

CLIFTON LIND
Thank you, Julia. Today, Multimedia Games reported a record third quarter, in line with the guidance that we had provided on April 29th. As outlined in this morning's press release, we achieved these results by overcoming disappointed earnings in our largest Class II market, and by generating record revenue in our Class III market. While highlighting our success and diversifying our sources of revenue, the revenue mix was likely different than you may have expected. On the call, I'll address the concerns you may have regarding what we believe is only a short-term downturn in the revenue from our core Class II market, and explain the reasons why we believe that MGAM has significant near-term and long-term upside. As indicated in this morning's release, we're moving our full year's guidance to $2.10 to $2.15, which is approximately 22% ahead of last year's results, and will put Q4 `03 diluted EPS about in line with what we did last year. Based on several recent developments that are strengthening our Class II operations, adding to our emergence as a more important Class III supplier, and the development of innovative new systems for both of these markets and new markets, we are upbeat about our prospects for next year.
On today's call, we'll address the following:

     |X| The quarterly financial results, our expectations for the fourth quarter and the full year, and our strengthening balance sheet;
     |X| We'll provide data on the installed base of New Generation Class II Player Stations and hold per day;
     |X| We'll provide an update on the National Indian Gaming Commission's review of Reel Time Bingo(TM);
     |X| We'll review our Class II and Class III deliveries and expectations; |X| We'll give an update on WinStar and other development projects; and, |X| We'll discuss the status of the Video Lottery Central System contract for New York State, and the current expectations for MGAM's role in this exciting racino market.

As I believe we have a number of investors relatively new to the MGAM story on the call with us today, my comments will be fairly detailed, but we'll also have plenty of time for your questions. Before I turn the call over to Craig for detailed commentary on the quarterly financial results, I want to provide an update on the NIGC's review of Reel Time Bingo, Multimedia's New Generation standard-sequence bingo game.

The NIGC's review is a matter of great focus for Wall Street, and we certainly understand everyone's interest in the process. I would like to start by saying that we are in substantial agreement with the NIGC, and that we believe will receive a Class II letter. I will point out, however, that under some scenarios, the Class II letter on Reel Time Bingo may be just a documentation of one game at a single point in time. We are continually developing new products for our core Class II market, and we believe that even with the Class II designation, Reel Time Bingo 2.0 will soon be only one of several New Generation game engines offered by MGAM. Reel Time Bingo has now been in the field for nearly a year, and could quickly be superseded by one or more of the premium products planned for introduction in the last calendar quarter of this year. Likewise, there are scenarios under which we could receive a Class II letter on the newer version of Reel Time Bingo, yet some of our tribal customers may direct us to continue to run Reel Time Bingo 1.2. We could spend hours on this call reviewing all of the possible outcomes. Everyone at MGAM involved in this process takes it quite seriously, and we have invested literally hundreds, if not thousands of hours in making sure that our tribal customers, their players and our shareholders' interests are considered as we work with the NIGC. There's been widespread, almost daily speculation above and beyond what I will review now. Some is pure speculation; some carries in it elements of reality. Once there is a development that indicates the NIGC's final ruling, we will get the news out right away. In the meantime, I will provide a bit more perspective on the process over the last quarter.

During the quarter, we announced that we had removed the deadline period under which the NIGC was to provide an opinion letter regarding the game. At this juncture, we have submitted the gaming lab report from two different labs for two different versions of the Reel Time Bingo gaming engine. We are in what I would loosely classify as "final discussions and negotiations" with the NIGC about some additional changes they've recently requested, which I would classify as being "technically feasible," but not ones that we are anxious to make. In our opinion, the requested changes don't appear to be required by laws, regulations, or the findings of the courts, so we prefer not to make them. In other words, these changes appear to be preferences, and therefore should not be germane to the determination of whether or not Reel Time Bingo is a Class II game. We believe that our game submission, with the changes we've previously agreed to, clearly satisfies the spirit of Class II gaming, and perhaps more importantly, meets the strong legal precedent which has been established on this topic.

As you know, the Reel Time Bingo engine has widespread support from numerous tribes, as have the earlier blue-chip ground-breaking products introduced over a long history of serving the Class II market. Past and current product introductions are based on our knowledge of the statutes, definitions, rules, regulations, and case law governing the market. We believe that pursuant to the settlement agreement with NIGC, and shortly after issuing the Class II letter for Reel Time Bingo, authorities will notify all Class II tribes of [the NIGC's] position on pre-drawn bonanza-bingo style games. Provided such notification is issued, we believe that some tribes will choose to remove some or all of their "non-Class II" games and their first and second-generation electronic bonanza bingo games. These actions would represent a significant Class II market opportunity for Multimedia in the months following the receipt of a Class II letter.

In recent public forms, representatives of the NIGC have made comments that might indicate a more constructive approach will be forthcoming in the future. Specifically, NIGC spokespersons have indicated recognition of the Congressional intent that Class II gaming by sovereign Indian nations is not only desirable, but also that the tribes should be given the latitude to engage in Class II gaming within the statutory framework, in order to promote tribal self-sufficiency through revenue generated from this type of gaming. In a recent ruling in a case involving Class II gaming, the 10th Circuit cited the Blackfeet canon, which requires that any ambiguity should be viewed in the light most favorable to the tribes.

As I indicated at the beginning of my comments on this subject, the letter, while important, may prove to be less significant in its application. MGAM's tribal customers are well aware of the Blackfeet canon, and dozens of gaming commissioners have ruled that Reel Time Bingo 1.2, the version now on the field, is a Class II game. If the version NIGC ultimately approves is radically different from the version currently in the field, the tribes may be reluctant to discontinue the current game, or may be unwilling to deploy the new game with the changes that are made if they don't believe these changes are required by statutes, rules, regulations or case law.

Let me finish my remarks on the subject by saying that I believe that NIGC and Multimedia remain optimistic that we can mutually agree on changes in Reel Time Bingo, and the Company remains hopeful that a game classification letter will be forthcoming in the immediate future. We've had a very good and constructive dialogue as a result of this process, and this was our intent upon entering into the initial agreement in March. We know it's taken longer than we had wished, but to some degree, we are blazing a new path here. We sincerely appreciate the frank and open dialogue that we have had with the legal staff of the NIGC, and we will continue working with the NIGC in any reasonable manner to secure a Class II classification. As I have said before, NIGC's chairman, commissioners, and professional staff are good, talented, knowledgeable people trying to do a difficult job with scarce resources. In the end I believe this process will have been good for the tribes and therefore will have been good for the industry.

In a related development, we had delayed the release of the Gen4 next-generation gaming system in our Class II markets in order to time the release to coincide with the release of Reel Time Bingo 2.0. However next Monday, August 4, we will begin releasing a version of Gen4 which is reverse compatible with Reel Time Bingo 1.2, as I said before, the version currently playing in the field. This will enable us to release games having features that will boost the earnings potential of the installed base of player stations. This will allow us to go ahead and for the first time ever offer players of our Class II games the ability to experience the excitement of complex bonus rounds and wide-area progressives. We will release the complex bonus round games and wide-area progressive games as soon as we get a critical mass of the Class II halls converted to Gen4, which we expect to accomplish by late August. This will be one component in our effort to drive up Class II gaming revenue while we finish our NIGC discussions regarding which version of Reel Time Bingo 2.0 we offer, and is another example of our ability to get our technology team to adapt to a rapidly changing, regulated industry.

The last thought I want to leave you with before turning the call over to Craig for his financial review, is that we feel we have our finger on the pulse of Class II gaming like no other company. We will continue to leverage our industry-leading technology in game development expertise in order to offer the highest-earning and most enjoyable and exciting content options for the Class II market for any given economic and regulatory environment. We have proven time and time again that we know how to navigate the unique technological and regulatory demands of this market. And we believe our tribal customers will continue to turn to us to help them optimize their long-term revenue strengths. This is an intangible yet very valuable asset, which positions us to continue to be a leader in the Class II market. I am confident that our proven ability will serve us well now and in the future. Now I would like to turn the call over to Craig for his review of the financials.

CRAIG NOUIS
Thanks, Clifton. Earlier today, we reported diluted earnings per share of $0.60 for our third fiscal quarter, compared to $0.47 in the third quarter of last fiscal year, and $0.56 for our second fiscal quarter of this year. Third quarter EBITDA, net earnings, net income and earnings per share were all in line with the guidance that we provided on April 29. Third quarter results benefited from recurring revenues generated from 9,244 Class II player stations, as well as from record revenue from the sales of 1,062 Class III player stations in the state of Washington. I will provide a little more detail for you now on the quarter.

Net revenue from New Generation player stations, both Reel Time Bingo and MegaNanza(TM), was $21.5 million, compared to net revenue of $22.7 million in the March 2003 quarter. The decrease was a result of an approximately 15% decline in hold per day for our New Generation player stations, which was partially offset by an approximate 13% increase in the average installed base of New Generation player stations during the quarter.

Revenue from sales of Class III player stations and ancillary products was $9.9 million, compared to revenue of $2.0 million for the Class III sales in the March 2003 quarter. EBITDA in the quarter was $20.0 million, an increase of 33.8% from $14.9 million in the June 2002 quarter. New Generation player station hold per day declined 15% to $114 in the June 2003 quarter, from a hold per day of $134 in the March 2003 quarter. The primary reason for the lower hold per day is the increase in the number of gaming devices that we do not believe are legal Class II games based on past litigation and recent comments by representatives of the NIGC, and electronic pull-tab games and competitors' electronic bonanza-bingo games similar to our MegaNanza game, which we are no longer installing. In addition, we believe the hold per day also reflects the continued economic weakness in Oklahoma, and continued placements of incremental units in existing halls.

During the quarter, we placed a net of 797 New Generation player stations, and removed a net of 181 Legacy player stations, for net Class II placements of 616 units. During the quarter, we placed a total of 1,208 Reel Time Bingo player stations, of which 396 were conversions from MegaNanza player stations.

For the period ended June 30th, we installed 315 new Reel Time Bingo player stations in California, resulting in an installed base of 527 units in California. The hold per day for the California units is significantly less than the average for our New Generation Class II Network. Our net revenue per day per player station from Reel Time Bingo player stations in the June quarter was approximately $32, on an average of 5,840 units installed, and the net revenue per player station per day from MegaNanza player stations was approximately $44, on an average of 1,112 units installed. The average net revenue per player station per day for MegaNanza continues to be higher than net revenue per day for Reel Time Bingo, due to fact that the five locations still running MegaNanza are locations that have historically reported a higher net revenue per day than the overall network average. In fact, 595 of the MegaNanza player stations, or approximately two-thirds of the remaining MegaNanza units, are in New York tribal gaming facilities that have traditionally exceeded the network average of our Oklahoma units. Also the higher installed base of Reel Time Bingo, including incremental installations intended to optimize revenues and EBITDA during periods of high demand, has the effect of lowering the average net revenue per player station per day.

Our SG&A expenses increased $1.0 million, from $9.6 million for the June 2002 quarter to $10.6 million for the current quarter. The increase in SG&A expense in the June quarter was primarily the result of increased salaries, wages and employee benefits for additional personnel hired to address the Company's gaming development needs, and from the additional facilities expense resulting from the greater number of employees. Repairs and maintenance also increased slightly due to the greater number of player stations in the field during the June 2003 quarter. Depreciation and amortization in the June 2003 quarter increased to $5.5 million, from $5.1 million in the March 2003 quarter. Depreciation and amortization expense as a percentage of the average net PP&E was 9.6% for the current quarter compared to 10.3% in the March 2003 quarter. The decrease is related to capitalized costs for the WinStar gaming facility and the New York Lottery project, which are not yet being depreciated in the June quarter, as these assets were not placed in service during the period. We will begin depreciating assets related to WinStar in the current quarter, as the facility is conducting its official opening this morning.

Research and development expenses increased by 65.5% to $2.5 million in the June 2003 quarter, from $1.5 million for the June 2002 quarter. The increase in research and development expenses is due to an increase in the number of employees in our technology and development group, which reflects our long-standing efforts to develop new gaming products, systems and content for the Class II and Class III markets as well as other potential markets that we may enter.

Our cash balance on June 30th was $19.0 million, compared to $25.1 million at March 31st. The decline was the result of tax payments of $9.9 million during the quarter, and advances of $6.9 million for the WinStar project. Notes receivable increased from $2.6 million as of March 31st, 2003 to $11.4 million as of June 30th, 2003, primarily due to the sales of Class III Player Stations during the quarter, as well as for the portion of a note receivable for construction advances relating to the WinStar facility that is to be repaid to the Company. Of the outstanding notes receivable balance relating to the Class III player station sales, we received $4.1 million this month.

As expected, inventory decreased from $15.1 million at March 31st, 2003 to $13.0 million as of June 30th. Included in the $13.0 million of inventory is $4.2 million of player stations and related equipment for the WinStar facility that opened today. As of June 30th, 2003, we had 1,134 finished player stations in inventory with a total cost of $5.8 million, and had new and used component parts inventory of $7.2 million. Our net property and equipment increased from $53.9 million as of March 31st, 2003 to $61.1 million as of June 30th, 2003, largely due to the costs associated with the WinStar project and the placement of player stations in the Class II market. Total additions to fixed assets during the quarter were $12.9 million, and we have provided a detailed break-out of the cap-ex in our earnings release.

During the quarter, we entered into a credit facility agreement with Comerica Bank for $15 million, and drew down approximately $2.5 million. Our long-term debt and capital lease obligations on June 30th, 2003 totaled $9.2 million, compared to $6.0 million at March 31st, 2003. The increase in debt during the past quarter includes the $2.5 million drawn from Comerica, approximately $320,000 for vendor financing from HP related to the New York Central System contract, and approximately $740,000 for other debts, such as automobiles and other computer equipment. We continue to believe that given the current interest rate environment and the overall capital structure, that this debt level is very conservative and gives us flexibility with our cash and balance sheet to take advantage of growth opportunities such as additional funding of travel, gaming facility development and expansion. During the June 2003 quarter, we capitalized $277,000 in software and $211,000 in equipment and third-party software for the New York Lottery Central System project. To date, for the New York Lottery project, we have capitalized internally developed software of $1.6 million and equipment of $3.3 million. The New York Lottery project is currently estimated at $15.8 million, which is $1.3 million more than we previously projected, with the increase largely due to hardware and software upgrades, which support a significantly larger system than we originally anticipated. The New York Lottery contract will not have an earnings impact on the current fiscal year, as it is currently anticipated that the initial placements of VLTs will be late in calendar 2003. Our revenues under this contract would be a small percentage of the hold of all installed VLTs over the five-year contract.

As Clifton noted, WinStar, which opened this morning, is the name of the tribal gaming facility that is located approximately 60 minutes north of Dallas. And we're sure you will be hearing many great things about this facility in the future. Under the terms of the agreement, which is for six years, MGAM maintains title to the personal property on and within the site. And the tribe, which is one of our largest and longest-standing customers, will reimburse MGAM up to one-third of the total cost advanced for the project. The tribe has an option to extend the contract to seven years, at which point, if exercised, we would relinquish title to all personal property. The amounts that are advanced in excess of those reimbursed by the tribe for real property or leasehold improvements will be allocated to an intangible asset and amortized over the life of the contract. During the June quarter, we advanced $6.9 million for the WinStar project, for total advances of $9.3 million as of June 30th. In accordance with the contract terms just discussed, of the $9.3 million advance as of June 30th, we reported a $3.0 million note receivable from the tribe, capitalized $4.6 million in property and equipment, and allocated $1.7 million to intangible assets. Depreciation and amortization of the related assets will begin today as the facility is now open. The estimated cost to complete the facility is $10.2 million, which is $1.2 million over our original estimate of $9.0 million. Earlier this month, we incorporated several upgrades to the facility requested by the tribe, which accounted for a significant portion of the cost overrun.

Based on current business trends, the regulatory environment, and general economic conditions, Multimedia Games now believes earnings per share for FY2003 will be between $2.10 and $2.15, compared to prior guidance of $2.30. As we noted in this morning's release, the revised guidance reflects expectations for a moderate quarterly sequential decline in our average hold per day for our New Generation player stations, largely a result of the ongoing availability of "non-Class II games," and first- and second-generation electronic bonanza-bingo style games that compete with the majority of our Class II offerings. We also expect the current quarter to be affected by continuing unfavorable economic conditions in Oklahoma.

It's important to note that we do expect that the overall net gaming revenues will increase on a monthly sequential basis from June through September. This increase is primarily due to an expected higher installed base of New Generation player stations, which will be offset somewhat by the lower level of hold per day we discussed. Despite some of the earnings pressure we experienced in the third quarter, which we believe will continue through the current quarter, we are not making any significant changes to our longer-term earnings growth target. Clifton will spend some time addressing some important developments that we believe will support our ability to maintain a healthy growth rate in our earnings.

Finally, I just wanted to note that when we file our 10-Q for the quarter, there will be a new disclosure in the Legal Proceedings section of the document. This disclosure relates to a lawsuit filed in federal court alleging that the Company interfered with the plaintiff's contract with an Oklahoma tribe. Last month, the plaintiff claimed its damages were between $5.6 million and $13.2 million. The case is scheduled for a jury trial in August. The Company believes that it will prevail on litigation, but as with any litigation, we can make no assurance as to the outcome of any jury trial. Now I will turn the call back over to Clifton for a little bit more commentary on the June 2003 quarter and an update on some of our strategic initiatives. Clifton?

CLIFTON LIND
Thanks, Craig. Let me provide some additional insight on our recent Class II operations. Network-wide average daily hold for player stations on our New Generation games was disappointing during April, May, and especially June, as a result of the factors which we outlined in the release, and which Craig just reviewed. We believe that hold per day hit its low point in July and will rebound in August. Our efforts to improve the short and long-term performance of our core Class II operations continues to focus on providing the most exciting content and the most innovating gaming engines and advanced gaming systems.


We expect to see increases in the network-wide results, the full benefit of which we won't realize until FY04, based on the following initiatives that are being implemented this quarter:

     |X| First, the scheduled installation of the Gen4 gaming system in Class II facilities beginning next week, and followed shortly thereafter by the local- and wide-area progressives and complex bonus-round games that are powered by that system;

     |X| Second, several installations currently being scheduled are for key sites outside of Oklahoma, where the hold per day should be greater than the recent network averages;

     |X| Third, the release in 1Q FY04 of two additional Class II gaming engines, which we believe will be extremely well received by the players. The schedule for these new gaming engine releases is consistent with our history of accelerating the rate of new gaming engine releases to respond to the players' expectation for the rapid release of new exciting content;

     |X| Fourth, our accelerated placement of our newest Reel Time games, including WMS' Reel 'em In(R) and Filthy Rich(R), and our own Who's Your Froggy?(TM) where they can have the most impact. As expected, these games are meeting with strong, positive customer response. We also have developed specific promotions around these games targeting players of competitors' units, and using these new games to reclaim players from the games already identified by NIGC as not having the attributes and interactivity required to qualify as Class II games; and,

     |X| Finally, with the approval of our tribal customers, we will resume converting the remaining MegaNanza player stations in the field to take advantage of the growing number of game faces that Reel Time Bingo offers.


In addition, WinStar is opening this morning, and its recent trends pointing to an immediate strong performance are encouraging. The hold per day per player station in the older facility, as well as the two nearby facilities, is up dramatically over the last month. We view this uptick in performance of player stations in the old facility as a small reflection of the amount of pent-up demand for the recently completed WinStar project. We are excited about today's opening, and remind those of you visiting the Dallas area to please take the short ride up to WinStar and sample for yourself this new gaming center concept.

We have slated WMS' Jackpot Party(R) and Mikohn's Yahtzee(R) and our own Jeff Foxworthy's Pickup Payday(TM) for release in the next two to four weeks, and by the end of August, three different wide-area progressives based on Bally's Betty Boop(TM) themes will be released. All six of these games are expected to draw players from competitors' machines and to help us acquire additional premium floor space. I hope you all understand that we are not standing still waiting for the regulators to bring equilibrium to the marketplace. We have a well thought-out and proactive strategy, which uses our arsenal of marketing, technology development, tribal relationships, our broad array of mass-appeal licensed game faces, and the strength and flexibility of our current architectures to improve the performance of our Class II gaming offerings.

Let me spend a moment now talking about several other of our latest gaming systems, Gen4 installations and game development efforts that are critical to our success. The Class III version of Gen4 is now installed at three of our largest Washington casinos, and has been operating robustly and efficiently, to the delight of the staff, for some time. The players are enthusiastic about the new portfolio of games that it supports. The release of this system, along with the accelerated pace of game releases lead us to believe that we are in line to sell a meaningful number of additional units in the Washington market as it continues to expand.

As a result of the upgrades requested by the tribe and a few minor construction delays, the opening of WinStar was delayed from May until today. One of the reasons we feel pretty good about the reported third quarter results is that we accomplished this without the benefit of WinStar. Of course, the fact that WinStar will be open for only a part of Q4 is a contributing factor in our decision to reduce the Q4 estimate.

For our tribal customers, projects such as WinStar are of great benefit to them. Our financing gives them the opportunity to build new facilities or upgrade existing ones, which not only expands their revenue base, but also improves the quality of the entertainment experience for their customers. When analyzing which project to do, we insist that any of the potential transactions must first be substantial and meaningful for our tribal partners, if they are to be good for MGAM.

     |X| For MGAM, these transactions provide us with a meaningful short-term return on capital;

     |X| Second, they increase the number of our deployed Class II player stations, providing us with long-term sources of recurring revenues;

     |X| And third, in a competitive environment, they maximize the probability that we will continue to dominate the floor space for the short and the long run; and,

     |X| Furthermore, we are getting significant interest in casino development agreements from states outside of our core Class II markets, and by entering into more such agreements, we have the potential to have a good majority of our customers on long-term contracts.


As I said before, we would like to do as many of these transactions as possible because they provide substantial advantages to our customers and an acceptable return to us. We are confident that the soon-to-be-available results from WinStar will validate the wisdom of this type of transaction, first of all for our tribal partners, and secondly, for MGAM.

I'm very excited to report that our team has recently signed contracts for four additional such projects. We've committed up $26 million for these projects, two of which are located in small markets, one in a medium market, and one in large market. We expect to begin construction on these facilities late in 2003 with expected completion dates varying between the summer and fall of 2004. These facilities will result approximately 1,500 additional player station installations, and long-term commitments at these sites for approximately 2,400 units. We expect to fund these facilities through our existing cash on hand, cash flow from operations, or if needed, our credit facility. Furthermore, we have identified and are working with tribes on four new development funding opportunities, two of which are outside of Oklahoma. We are also in dialogue and negotiations with several other East Coast, West Coast and Midwest tribes, some of which, like WinStar, are in close proximity to major metropolitan feeder markets. Our expectation is that we will be able to announce additional agreements throughout fiscal 2004. These development agreements will continue to play a large role in our Class II expansion initiatives. Ultimately, we expect that as we complete more of these development funding agreements, we will have a meaningful portion of our recurring revenue sources secured via long-term contracts.

In the near future, we expect to complete two software development initiatives, which will place our player stations on same currency protocol and allow our player stations to interface with the player's club systems operating at the casinos in California. Following the anticipated improved performance of our player stations, we expect a number of additional compacted tribes will be motivated to add some more of our Class II games in order to meet their peak weekend demand, as our games offer a more attractive means of increasing the level of gaming offerings for their patrons above the 2,000 machine limit set by the compact. Additionally, we continue to believe that some of the gaming floor managers in California are waiting for the NIGC opinion letter on Reel Time Bingo before placing meaningful orders for our Class II player stations.

In the charity and related markets, as many of you know, we have believed for long time that the charity gaming market is an attractive opportunity to continue to build the top line and diversify our sources of revenue. Current estimates indicate that there are over 60,000 organizations currently conducting some form of charitable gaming in the United States. We have made significant progress in a number of important jurisdictions in this market, and for the first time, we will be including revenue expectations from charity gaming when we issue our FY04 guidance next quarter.

As a designated central [system] supplier for the New York Video Lottery system to be operated at licensed racetracks around New York State, I would like to take this opportunity to once again acknowledge the marketing, technology, and operating teams at MGAM, who on our first try, have positioned us as the leader in this market. However, this is not really new ground for us, as we have been running central determinant systems for many years. It is, however, a great example of our ability to apply our vast array of technology, architectures, and resources logically to systematically enter new markets. The New York Lottery System is scheduled for a December 2003 deployment; however, recently, one of the racetracks has asked us to accelerate that to support a November opening, and we have committed to do that if that facility is ready to go in November. We anticipate that the development and initial operation of the system will be smooth and efficient, because many of the modules of Gen4 are embodied in the New York system, and this system has been operating with an extraordinary level of stability in Washington State for some time.

At full build-out, some analysts and published sources now estimate that New York State Lottery's Video Lottery could encompass 20,000 video lottery terminals, substantially higher than originally anticipated, and among the largest in the nation. New York is an important step in our efforts to diversify our revenue sources by applying our technological skills and resources to other aspects of the gaming industry. Once the New York VLT system is up and running, we'll receive a small percentage of the daily hold from every player station that is deployed in the field. We're proud to have been named as a New York supplier. We've been proud to work with the staff of the New York Lottery, and we're looking forward to the financial benefits that this will bring us. But we believe that this only will be the first step in a short journey to enter additional racinos and other related gaming markets nationwide. This statement is, again, a reflection of my confidence in our teams' ability to design, develop and deploy central determinant systems that provide unparallel levels of functionality and stability. Many of you can list off the many other states which are considering racino and other gaming legislation, and in the aggregate, the number of gaming player stations to be deployed appears to be quite large. MGAM is making the contacts necessary and doing needs assessment in many of these jurisdictions to ensure that when the time comes, we're ready to again secure the business with the winning proposal.

MGAM has been investing heavily in systems that will offer a broad selection of advanced services to gaming operators by early in 2004. In addition, other industry participants have approached us considering collaborations or joint ventures to facilitate more effective penetration of the Native American and other American gaming markets.

Clearly, we have a lot going on and not only have we made great progress in our effort to maintain and build the placements of our Class II player stations, but also in our efforts to expand geographically, as well as to diversify into other areas where our core competencies and technologies can allow us to quickly be successful in ancillary areas of the gaming business.

I would like to first address a few non-operating topics before we go to Q&A. First, in the near future, for tax and estate planning purposes only, I will transfer a number of my MGAM shares into a family partnership, which I will continue to control. This will be reported as required through SEC Form 4 filings. On the same day, you will see that I disposed of the stock and then I acquired the stock. I just wanted to not surprise any of the investors with this transaction. It is not a change in my effective ownership of controlled stock, and it will continue to be reported as controlled stock. Furthermore, I intend to give some stock to my family members and to the charitable foundation controlled by wife and children. And finally, between now and March, and consistent with the terms of my note, I will surrender some MGAM shares to the Company to satisfy my outstanding loan to (sic) [from] the Company.

The second question that we get frequently is what our stand is on the share repurchase by the Company. I want to address this now, in a public forum. With our balance sheet in the strongest position ever, and having completed a $15 million credit facility with Comerica, we are in a far better position than earlier this year to, if we deem it appropriate, repurchase some MGAM shares on the open market, pursuant to the approximately 500 (sic) [1,950,000] share buyback authorization presently in place. We will, of course, continue to weigh the potential buyback of stock against our other uses of the cash. And as I discussed earlier, we've committed about $26 million to signed development agreements. However, with $19.0 million of cash on our balance sheet, and the WinStar facility about to begin returning cash, we have the resources to get a lot done, including future investment in technology, more development agreements and buyback of stock if we deem it appropriate. We will, as always, look at all these options, and endeavor to make allocations which will be in our shareholders' interest. At this time, I would like to open the floor for questions.

OPERATOR
Thank you, sir. Today's question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key, followed by the digit one on your touch-tone telephone. Once again, please press star, one for question. And we will pause for just one moment to assemble our question roster. And we will take our first question from Chad with Roth Capital.

CHAD COOPER
Good morning, Clifton; and good morning, Craig.

CLIFTON LIND
Hi, Chad.

CRAIG NOUIS
Good morning.

CHAD COOPER
Congratulations, pretty solid quarter. Wanted to be first congratulate you on the operations that you have direct control over. It seems like you guys are executing well there. And my questions have to do more with the areas that you have less control over. And so maybe you could give some color on your fourth quarter EPS guidance. Specifically, what do you expect the hold per day should be relative to the June quarter, or differently maybe, where was it - where was the hold per day in June, to get a sense for how that's trending?

CRAIG NOUIS
Chad, I will take that question. The hold per day for June, as we discussed, was down for the past quarter. What we found was [that during] the three month June quarter, the holds were decreasing for the factors that we had previously outlined. As of--June was definitely the lowest point in terms of the hold per day, and has reached about $107 for New Generation games. We have seen that plateau, and we have the belief that it is somewhat rising slightly right now, and we expect it to increase slightly over the quarter. But as we had mentioned previously, our net gaming revenues we expect to go up also because of the continued placements of units out there.

CHAD COOPER
Are you seeing the July hold per day, at a similar $107 level?

CLIFTON LIND
July hold per day was lower than the June hold per day. But we have seen it rebound, and the recent trends over the last two weeks show that it is starting back up, and we expect it to be a reasonable amount in August. September has always been a month in the past in our pure bingo business that the hold was slightly below what it was in August because of the fact that school is starting and some of the disposable income that has been spent on gaming in the past has been traditionally used to buy school clothes and other things. We have attracted a new group of younger players who may not be subject to those same considerations this year, and so we are interested to see what is going to happen in September. But historically, it would have been just marginally lower than what we see in August.

CHAD COOPER
And what assumptions are you using in your hold per day to come up with your fourth quarter guidance?

CLIFTON LIND
Very modest assumptions.


CHAD COOPER
Okay. And just a follow-up question on NIGC. It sounds like a potential impasse with NIGC as it relates to changes they have requested. Are they changes that you're just, you know, dead set against making?


CLIFTON LIND
Chad, I would not at all classify it as an impasse. As you are aware better than most, the regulation of Class II gaming is a primary responsibility of our tribal partners. And all of our tribal partners understand the laws, rules, regulations and the case law that govern Class II gaming, and we feel that, in what has been a very good negotiation, we think the NIGC is doing a good job working with all the vendors in trying to come up with guidelines to help the industry in the future. There are some things that just appear to be preferences and do not appear to be supported by the law. I have some obligation to support our tribal customers, who are the primary regulators and who are the ones who have all weighed in on Reel Time Bingo 1.2. And so, if there are changes that [they] requested that I just don't believe are supported by laws, regulations, or statutes, [changes] that go slightly too far, I have to push back a little bit. But, as I said earlier, I am convinced that we will get a Class II letter. The tribes are the ones who will decide if any of the games that are under consideration are ever going to be played, and so I am trying to make sure that this long process we've been in is a success for the tribes as well as for the industry. And there are just some changes that I have asked to be reconsidered, and they are in the process, I think, of considering that request. And so in no way do I believe that we are at an impasse. But substantially all of the changes appeared to be fair to all parties concerned, but I thought that there were a few that were just not necessary, and again, out of a fierce loyalty to [and wanting to support the tribes, I wanted to take my stand initially and request reconsideration of some of those changes, but I am sitting here today feeling confident that we will get an agreement with the NIGC.

CHAD COOPER
I understand that. When was the NIGC request for additional changes?

CLIFTON LIND
The last set of changes were requested within the last the last three to four weeks.

CHAD COOPER
Okay. Thanks very much guys, talk to you soon.

CLIFTON LIND
Thank you, Chad

OPERATOR
We go next to Jeff Martin with Roth Capital.


JEFF MARTIN
Thanks, guys. Question on your installations scheduled for fourth quarter, excluding the 600 additional that will go into WinStar. How many do you anticipate you'll place of the New Generation games?

CLIFTON LIND
We think it's going to--you said for the fourth quarter for the New Generation games outside WinStar--obviously, a lot is dependent upon many things that [will] get resolved with NIGC classification letter, but we continue to believe that 600 or so net placements for the quarter is still a good number in addition to the WinStar placement.

JEFF MARTIN
Okay. And what about for 2004?

CLIFTON LIND
We are not changing our expectations for the overall placement. We're still targeting at least 200 net additional placements per month, and if things go our way on some major developments, the major developments could [add up to] be [a number] larger than that [2,400], or it may be that some of the minor developments are necessary to meet that 2,000 (sic) [2,400 annually]. We are in some cases refusing to deploy additional machines in locations where we believe that there are already a sufficient number of machines to take care of the demand, and so we may see some of the deployments in our smaller, older facilities, [to] sort of stabilize [things], and not be increasing [deployments] in the future.

JEFF MARTIN
Okay. And then once you put in the bonusing and wide-area capabilities, how quickly do you think the hold will improve and to what level?

CLIFTON LIND
Well, we released three bonus-round games on the Gen3 system and Reel Time Bingo
1.2 several weeks ago, and their performance for those particular machines in most cases is extremely better than the network as a whole or the best-performing machines in those same halls. But I need to caution you that the tribal managers are in control of the mix, and there will be probably only be 10% to 15% of the machines initially put on the wide-area progressive system, and probably only 25% to 40% of the balance of the machines put on bonus-round games, so that there will always be an appropriate mix for the players in the hall. So you cannot assume that every machine that's placed out there is going to be either a wide-area progressive or that it's going to be a bonus round game, but I will tell you that there is ample data available on the industry that shows the performance of these progressives and bonus round games. I will just direct you to some data after the call is over.

JEFF MARTIN
Okay. Are you taking a higher percentage share of the revenue on wide-area progressives, or will it be somewhat similar to your overall blended--?

CLIFTON LIND
--No. It's going to be similar.

JEFF MARTIN
Okay. And then finally, these lawsuits that Craig spoke of, does that cover, does one of them cover the WinStar problem?

CLIFTON LIND
No. This is something that we quite frankly thought would have a good chance of getting settled or dismissed prior to going to trial. But the parties couldn't get in agreement, and so, as we said, we intend to prevail, we think we will prevail. However, in a jury trial, there is no way to predict what's going on, and we thought the smart thing to do was to make you aware of this, because it's never been mentioned before in any of our public discussions.

JEFF MARTIN
Okay. I appreciate that. Thanks, guys.

CLIFTON LIND
Thanks.

OPERATOR
And we will go next to David Bain with The Seidler Companies.

DAVID BAIN
Thank you. Good morning.

CLIFTON LIND
Hey, David.

DAVID BAIN
How are you doing?

CLIFTON LIND
Okay.

DAVID BAIN
All right. Question one: You mentioned in the press release and on the call that you are not relying on enforcement actions alone to increase the hold per day, or for that matter, a letter, and that you are releasing two additional Class II gaming engines for Q1 `04. I guess, question a) from that standpoint is, in your mind, would those be able to compete with the current high-performing games out there that may be deemed Class III?

CLIFTON LIND
You know, David, as a public company and a licensed company, we have always been in the position where we could not cross the line. Before we can bring out any game, we make sure that not only our internal compliance staff and our senior management, along with all of our staff of many gaming attorneys concur that what we are about to put out is a Class II game. But, I want say that that the reality is we always have been competing in Class II venues with games that don't appear to be Class II games, and don't appear to have the [required] interactivity, and we always will be. And so, it is a part of strategy continually to develop new gaming engines that--and as you know, we've replaced them almost every 18 months in the past, and we are accelerating the rate of release--it will probably be a little over 12 months or 13 months since we came out with the Reel Time engine. And, I wouldn't be investing in these new gaming engines if I did not think that they would perform well against the existing, apparently non-Class II competition that's out there.

DAVID BAIN
Right. Is it a bingo-based platform and did it come about with discussions with the NIGC in working along, some of the--when you saw how their mind worked--or is it something completely different than what we have seen from Reel Time?

CLIFTON LIND
Well it's going to--there are going to be two different offerings. One that is going be completely different than something you have seen from Reel Time, and something that we think is a significant improvement on Reel Time. To answer your other question, yes, all of these new things are the result of our continued review of laws, and continually listening very carefully to public comments that NIGC is making about where they would like to see the industry go. However, these games are not specifically being discussed with NIGC, and until we get the Reel Time Bingo issue and the other two games stabilized here that are currently under review, I don't think it is appropriate for us begin any new discussions.

DAVID BAIN
Okay. Okay. Great.

CLIFTON LIND
But certainly, I have to say, NIGC has been very forthcoming in their consultations with the tribes over the last four weeks. We have attended many of these personally, and have benefited greatly from the very clear delineation of NIGC's current views, and we think it has been helpful to the tribes and has certainly been helpful to the vendors.

DAVID BAIN
Right. In the press release, you also cited a competitor that was cited, in maybe a correspondence with NIGC that their game could be deemed Class III, and that competitor looks like they had a very popular game--is that a bonanza engine?

CLIFTON LIND
No. The one that I was talking about that has already been cited? No.

DAVID BAIN
Yes. Okay. And, I guess my question is, it sounds like they--those high-performing dollars will go into your game if they are taken off the floor. What percentage of the tribes do you expect will take heed or follow the NIGC's position on bonanza-style bingo when they cite the games for whatever reason as potentially being Class III? And, do you think that your Class II letter will help them in coming to that conclusion, to take those games off the floor? In essence, giving something in return?

CLIFTON LIND
Let me say that, David, that there is not a greater supporter of tribal sovereignty than the person you are currently speaking to and I can't go forward--you know, it's not a question of the tribes taking the lead; under IGRA, the tribes are the principal regulators of Class II games. Now, the tribes are in constant communication and consultation with the NIGC over the interpretations of the case law, the statutes and the regulations, and they certainly try to be constructive and have a dialogue that draws the industry together instead of creating a conflict. But, I want to point out very quickly that the tribes will make their own decision, and there are tribes that, once they rule a game is Class II, nothing short of an enforcement action and administrative process will lead them to remove a game from the floor. And there are others that have a policy of saying, especially those that are not in a competitive environment, will say, "Look, we are only going to run Class II games that NIGC has issued a ruling on." So, it is impossible for me to speak for the tribes; there will be some at both ends of that spectrum, and then like most situations, the majority of them will be in the middle of the road on these issues. But, I can't give you a number.

DAVID BAIN
Okay. Well, just finally, moving on to systems. The economics on systems--there will be a one-time fee from the operator and a recurring maintenance fee?

CLIFTON LIND
I don't understand your question.

DAVID BAIN
I guess, going forward, it sounded like you were going to provide back-end systems to some of the casinos, Class II casinos. Did I miss that? Am I misunderstanding that?

CLIFTON LIND
We certainly have a--we are certainly aggressively talking to the tribes about a plethora of products for their casinos, including a casino-wide back-end system, player tracking systems that have been greatly improved, and all of the modules that you normally find associated with a casino management system. And, in some cases, those discussions include a sale for a one-time fee and then some ongoing maintenance revenue. In other situations, there is no front-end fee, but there are other commitments that are being agreed upon that make it lucrative for us to enter into the arrangements. So, I think that each individual case is going to be different from the other ones depending on the size of the facility, how many facilities each particular tribe has, and how many of those different facilities they network into the same central system. So, there is no way to give you an answer; there will be a number of business models supporting our delivery of other systems.

DAVID BAIN
Okay. Well, congratulations on the four development projects, and thank you.

CLIFTON LIND
Thank you David, and thank you for your support, and we are going to try to take advantage of all the opportunities that we see before us in the immediate future. Next question, operator.

OPERATOR
Once again as a reminder, if you'd like to ask a question, please press star one on your touchtone telephone. And we will pause for just one moment. And we do have a question from David Rainey with Akre Capital.

DAVID RAINEY
Great, thank you. Several questions, Clifton. What will the new gaming engines do that the current version of 2.0 doesn't do? Can you just give us some sense for how they are different, or what their attributes are?

CLIFTON LIND
I can just say that they are games that we believe the players will find more entertaining and attractive than the current offerings of Reel Time Bingo. I can't--I mean, it is silly for me to publicly alert our competition to anything beyond that.

DAVID RAINEY
Okay. But are they--I think you refer to them as the "engines," are they the engines, or the games that actually run on the engines? Can you clarify that?

CLIFTON LIND
One of the things that we are so excited about Gen4 for is that it lets us slip in a different engine to drive graphics that requires either no or only slight modification--but you know, gaming engines are simply a different way to play legal Class II games. And so in some cases, the player will probably not notice the change from one engine to another, and in other situations, there will be radically new games that some players will find much more enjoyable than the current games that they play.

DAVID RAINEY
Okay. And do the engines reflect not only the generation of graphical output but also either the speed or the outcome determination process?

CLIFTON LIND
Absolutely, the engine is the heart of the outcome determination process, and depending on the attributes included in the games and the way that particular engine operates, that will determine how fast the game is played.

DAVID RAINEY
Okay, great. I was in Oklahoma about a month ago, and visited several facilities and saw some of your new titles out in the field. I think I saw a [Who's Your] Froggy(TM), and I saw Winning for Dummies(TM) and few others. Can you give us a sense for how those titles have performed in June or July, versus your average, either Company wide, or [versus] your average in Oklahoma?

CLIFTON LIND
Yes. Those titles were only--have really basically only been out in July.

DAVID RAINEY
Okay.

CLIFTON LIND
And they were introduced at the last part of June. I just want to say that without going into numbers, that all of them performed and are performing significantly higher than the network average, and they've had a better uptick than any of the prior titles that we've ever released.

DAVID RAINEY
Okay. And so when you all look forward for fourth quarter guidance, with those results in mind across the new titles, and I think you'll continue to roll out some additional titles, how do you factor that into some of the guidance that--the conversation you had with Chad earlier?

CLIFTON LIND
Well, that the fact here is that, as we have seen it, most of the additional new titles will not get rolled out until the last two weeks of August--the first of the new titles. And then, between now and the end of the year, we are rolling out 15 new titles at the end of our fiscal year.

DAVID RAINEY
Okay.

CLIFTON LIND
And so--but most of those games will be rolled out in the last few weeks of September. So, they are going to have relatively little impact on this current quarter that we're in. No matter how strong they are, with an installed base of over 9,000 machines, you know, they can't--in the last two or three weeks of the quarter, have a significant impact on the quarter as a whole.

DAVID RAINEY
On the quarter as a whole and that--

CLIFTON LIND
--And as I said, you know, we think that the benefits of this we'll realize in the first fiscal quarter of `04.

DAVID RAINEY
Right, and these new games require a truck-roll, in effect. These are not games that could be updated from a central process pushed down to the machine level. Am I correct?

CLIFTON LIND
No, quite the contrary, we can push these games down from central control, but we have to change the glass in the field--

DAVID RAINEY
Okay, right.

CLIFTON LIND
And so, while we're changing the glass, it only takes a few seconds to load the new player station software.

DAVID RAINEY
Okay, great. And just a question about the NIGC: you've mentioned several times that you are confident you'll get a letter. I'm curious if your definition of what's in a letter has changed over the last six months, and I ask that in relation to--do you feel that the letter will be narrowly focused rather than broadly focused, and does that create a situation where you would have to, I guess, in a sense, ask for new letters across your two new engines, or would the two new engines potentially be covered under a more broad letter that you're currently working on?

CLIFTON LIND
Okay. I think it is the intent of the NIGC's very forthcoming, and public comments that they have made over the last four weeks that they are trying to signal the tribal leaders what their current view is on minimum requirements to be a Class II bingo game, and what additional attributes they would like to see there--

DAVID RAINEY
Okay.

CLIFTON LIND
--and so, in any of the games that are governed by the specific bingo regulations, that we'll be bringing out, we are certainly going to try to look to that public guidance, because we don't want to unnecessarily create a firefight where there doesn't need to be one. However, the real test of this is not what we want to do, but what the tribal leaders are going to do, because the tribal leaders have the primary responsibility for regulating Class II gaming. One of the reasons I'm so excited about the consultations that NIGC has been having is it appears that the tribal leaders and the NIGC are having an excellent dialogue about Class II gaming and the attributes of games. And so, I think that we're going to be looking to the tribes for guidance, not only from NIGC but to the tribal leaders. But let me say, based upon what we have learned so far, the new games we're going to bring out are consistent with the desires of NIGC and the tribal leaders in regards to the attributes of Class II games.

DAVID RAINEY
Okay, and just so I'm clear--

CLIFTON LIND
But, NIGC only rules on a specific game with a specific specification and a lab report to back it up.

DAVID RAINEY
Okay.

CLIFTON LIND
So, I mean, if there is any change of the attributes to the way a game is played in any regard, it will not necessarily fall under any specific letter that's been issued to any vendor in the past.

DAVID RAINEY
Okay, and so when you say "game," should I think of that as a specific title like Vortex?

CLIFTON LIND
No.

DAVID RAINEY
Or should I think of it as an engine as in 2.0?

CLIFTON LIND
I should have done a better job. What I'm talking about is a gaming engine. For example, on Reel Time Bingo, by the end of the year, we'll have 50 titles out on that gaming engine.

DAVID RAINEY
Is that 2.0 or 1.2?

CLIFTON LIND
It is whichever one we are running at the time. All of the new game faces, with the advent of Gen4, are reverse and forward compatible. So, they can play on either system, whichever game a tribe may choose to run. And let me say that there are at least three tribes that are running different versions of 1.2, because the gaming commissioners of those individual tribes have come back and said "We want you to play the game this way."

DAVID RAINEY
Okay.

CLIFTON LIND
And all of our games are architected so that the gaming commissioners can just pick and choose the attributes that they like.

DAVID RAINEY
The attributes of the engines.

CLIFTON LIND
Of the engines.

DAVID RAINEY
Okay. And so, if you come out with two new engines early next year, are they in the Reel Time Bingo family, or are they in a different family now.?

CLIFTON LIND
They will not be in the Reel Time Bingo family.

DAVID RAINEY
They won't.

CLIFTON LIND
They will not.

DAVID RAINEY
Okay. And could one of them be a game of skill?

CLIFTON LIND
We've had games of skill developed for a long time.

DAVID RAINEY
Okay.

CLIFTON LIND
There's just never been an appropriate venue that it was advantageous to the tribes or advantageous and legal for the tribes to run this game [at].

DAVID RAINEY
Okay. And--

CLIFTON LIND
And Gen4 doesn't care whether it's a game-of-skill engine or a bingo engine, you know, or a keno engine, or whatever it is, as far as the outcome returns.

DAVID RAINEY
Okay. And just if you could--you now have, it sounds like, over 500 machines in California--congratulations. I think you mentioned earlier that you're working on, I guess, what are effectively electronic data interfaces between your game and some of the casinos' player tracking systems--

CLIFTON LIND
That is correct.

DAVID RAINEY
--and/or ticket-in, ticket-out systems, things like this. Could you just walk us through some of the, maybe issues or disappointments the tribes have had, [and] what you're trying to do to the game?

CLIFTON LIND
Sure.

DAVID RAINEY
And what you would think that these enhancements would enable you to do going forward?

CLIFTON LIND
Sure. Many of the tribes, in their player tracking systems, give real-time credits to the player. So, for example, for each dollar a player bets, he gets back in real time $0.05 to bet again, and so right off the bat, any player that is playing one of our machines in California is playing in a more expensive machine because he does not get a rebate--at least his perception is that he's not getting a rebate.

DAVID RAINEY
Okay.

CLIFTON LIND
So, that is not attractive to most of the players, and the players are very sensitive to that. The other thing is that in the player tracking systems that are operating there [in California], in real time, the players' credits are showing up on the machine, and the more the players play that night, the more their total transactional credits, the more their airline miles are evident to them in real time. And our surveys indicate, and our managers out there indicate this is a very important feature to their players, so we are adding that feature so that they can see in real time the accelerating balances in their player credits for their players' accounts, as well as the cash credits if they are getting rebates. The final thing is that we're on a totally different currency system. In any of our machines, you have to get a player's club card in order to play--on all the other four, you can walk in and put a dollar in and be playing the game, and then of course, they're are on the intellectual property pool ticket-in, ticket-out system, that allows them to get their credits out of the machine, and walk over and put it into the next machine. As we said in the conference call, we'll very quickly be on the ticket-in, ticket-out system, and once the appropriate approvals are made by the gaming commission and the NIGC to link the accounting for Class II games and Class III games, then we'll be on not only the same currency system, but using the same central bank to keep track of credits. And so we think those three changes, which will all be deployed in the field before the end of the calendar year, will be very helpful in the California market and in some of the other markets that we're operating in currently or will be in the near future.

DAVID RAINEY
And so, would you anticipate that whatever your machine count is in California at the end of this calendar year, that all those machines will have seen these three changes you just walked through.

CLIFTON LIND
No question.

DAVID RAINEY
No question.

CLIFTON LIND
Well, let me say--the last one--whether it is the individual gaming commission and the NIGC [that] will determine whether or not Class II or Class III systems can use the same central bank, or whether the accounting for them has to be maintained separately, I'm confident that the gaming commissioners and the NIGC will see the advantages of that for the Class II casinos and the Class III casinos where they operate both types of games, but I can tell you that we'll have the currency change, and we will be interfaced with their players' systems. I can't control how long it is going take either the individual proper gaming commissioners nor the appropriate federal authorities to approve the combination of the central bank, but as soon as they do, that will be deployed, and we hope that is long before the end of this year.

DAVID RAINEY
Okay, is there any reason why the tribes would not want to have a central bank, if you will?

CLIFTON LIND
Oh no. I think the tribes will be very supportive of that, but there's--within the tribes, there are three different factions that control gaming. One is the tribal council that has its view and interest and perspectives, another is the gaming commission, which has its own standards and because of IGRA, the gaming commission has to be separate from the operators, and so oftentimes the gaming commission and the operators take separate views of these things. So it's hard to predict in any one location, that you'll get all three tribal factions in alignment, and then in this case we are also having to get the okay from the federal government--excuse me NIGC, to combine banks, and so it's just hard for me to predict all that will happen.

DAVID RAINEY
Okay, great. And just one quick last question. I think you mentioned that next quarter, you might begin trying to give some guidance on the growth of the charity market?

CLIFTON LIND
Absolutely.

DAVID RAINEY
And is that because of ongoing legislative changes in a couple of markets that you all are aware of?

CLIFTON LIND
It's--yes, that would be a correct statement. However, there are some markets that we will be announcing that we are entering that probably do not require any legislative changes, because we have developed products to meet current rules or regulations or laws.

DAVID RAINEY
And would these--are these products closer to a next-generation game or a prior-generation game?

CLIFTON LIND
In nearly all cases, the first step is going to be something that is closer to a Legacy game than it is a next-generation game. Many of the jurisdictions specifically forbid the display of spinning reels or any other--anything other than a bingo card, and it's primarily bingo applications that we're pursuing right now, so it will not be products that are displaying, in most cases, spinning reels or things you have come to associate with slot machines.

DAVID RAINEY
Okay, thank you.

CLIFTON LIND
Thank you.

OPERATOR
And that concludes today's question and answer session. Mr. Lind, I'd like to turn the call back over to you for any additional and closing remarks.

CLIFTON LIND
Thank you so much. I want to first thank all of our long-term supporters and followers, as well as those whom we've only recently met. I hope today's call leaves you with the understanding that there is an exciting opportunity to expand not only our industry-leading position as a Class II gaming provider, and that we have several ways in which we can do that. I also hope that we've done a good job of stating why resumption of growth in the core market will depend on our wide-reaching initiatives, new game content, new systems, new architectures, new products and our other skills to ramp up our hold per day. And to some extent, we are committed to see an improvement over the near-term, regardless of the regulatory environment that we find ourselves operating in, or the economic situation that we find ourselves operating in. Quite simply, we have to earn our business every day by having the most exciting products on the floor, and we intend to regain our position as a leader in that regard. I also trust that today's press release and call have been useful to you in understanding the direction we are going in, the successes we are having, the challenges we are now attempting to overcome, and the many areas where we have prospects for continued future growth. We are confident that our strong financial position and historical high margins and record revenue and cash flow, and our emerging multiple revenue streams, as well as our rifle-shot focus on expanding the number of revenue sources in the immediate future, will provide the kind of growth that our shareholders have come to expect in the past and that we will return to this growth in the quarters and the years ahead.

As I stated before, I feel that we have some of the best talent in our industry on our team and that with their outstanding contributions and the contributions of all of our employees, we will continue to provide service that is the standard by which other gaming suppliers in our markets are measured, and products which keep us the leader among our customers. We look forward to reporting to you again on our future progress when we report our fourth quarter results. Thank you, once again and we look forward to a bright future. We believe that we can continue to make the progress that we need to make, to return to the position of being the clear industry leader in the markets that we choose to participate in. Thank you so much.

OPERATOR
And this does conclude today's conference call. Thank you for your participation. You may disconnect at this time.